Exhibit 10.8

AMENDMENT NO. 2 TO LEASE AGREEMENT (33466)

AND RELATED AMENDMENTS

This Amendment No. 2 to Lease Agreement (33466) and Related Amendments (this “Amendment”), is entered into as of September 30, 2004, between (1) BCC Equipment Leasing Corporation (“Lessor”), a Delaware corporation, and (2) Hawaiian Airlines, Inc. (“Lessee”), a Hawaii corporation, acting by and through Joshua Gotbaum, as Chapter 11 Trustee for the Lessee (the “Trustee”).

RECITALS

A.            Lessor and Lessee have heretofore entered into that (i) certain Lease Agreement (33466) (originally shown as (33426)), dated as of September 20, 2001, as supplemented by that certain Lease Supplement No. 1, dated October 24, 2002, which were both recorded with the Federal Aviation Administration as one document on October 29, 2002, and assigned Conveyance Number T070841 (together, the “Lease”), and (ii) that certain Amendment No. 1 to Lease Agreement, dated as of October 24, 2002 (the “First Amendment”), which was recorded with the Federal Aviation Administration on October 29, 2002, and assigned Conveyance Number T070841, pursuant to which agreement, supplement and amendment Lessor has leased to Lessee one Boeing Model 767-33AER aircraft bearing manufacturer’s serial number 33466 and US Registration Number N588HA, together with two Pratt & Whitney Model PW4060 engines installed thereon bearing manufacturer’s serial numbers 729112 and 729113, respectively.  Lessor and Lessee have also heretofore entered into (i) that certain Tax Indemnification Agreement (33466), dated as of September 20, 2001 (the “Tax Indemnification Agreement”), (ii) that certain letter agreement, dated September 20, 2001 (the “TIA Letter”) in respect of the Tax Indemnification Agreement, (iii) that certain Restructuring Agreement (33466), dated as of September 20, 2001 (the “Restructuring Agreement”, and (iv) that certain letter agreement, dated September 20, 2001 (the “IFE Letter”), in respect of in-flight entertainment system activation, in each case relating to the Lease and the described aircraft (the Lease, the First Amendment, the Tax Indemnification Agreement, the TIA Letter, the Restructuring Agreement and the IFE Letter, each as amended, modified or supplemented at any time on or prior to the date hereof, together the “Operative Agreements”).

B.            On March 21, 2003, Lessee commenced a bankruptcy case, Bankruptcy Case No. 03-00817, in the United States Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Pending Case”).

C.            In connection with the Pending Case, Lessor and Lessee wish to amend the terms of the Lease, as well as certain terms of the Tax Indemnification Agreement, and, in consideration thereof, Lessee wishes to assume all of the rights, benefits and obligations of the Lease and the Tax Indemnification Agreement, each as amended hereby, together with all of the other Operative Agreements, and to obtain the necessary approval of the Bankruptcy Court approving the terms of this Amendment and the assumption of the Lease, as amended hereby, together with all of the other Operative Agreements, by Lessee.

TERMS AND CONDITIONS

In consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             DEFINITIONS AND CONSTRUCTION

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Lease and, unless otherwise specifically noted, reference to “Sections” herein shall be construed to refer to Sections of the Lease.

2.             AMENDMENT TO BASIC RENT PROVISIONS AND ADDITION OF 467 RENT BALANCE PROVISIONS

(a)           Article 1 of the Lease is hereby amended by adding the following new terms and definitions:

“Landing Gear Overhaul” means any full overhaul of any Landing Gear to essentially full manufacturer specification and operating condition, and, for the avoidance of doubt, “full overhaul” does not mean only the replacement, repair or overhaul of any rotable components, any cleaning or replacement of seals, any repair of brakes, wheels or tires, brake rods, struts or braces, in each case, that occurs any more frequently than a full overhaul.

“Section 467 Effective Date” has the meaning set forth in Article 3(b) of the Lease Agreement.

“Section 467 Regulations” shall mean the U.S. Treasury Regulations promulgated pursuant to Section 467 of the Code.”

(b)           Article 1 of the Lease is hereby amended by deleting in its entirety the definition of the term “Companion Lease” and inserting, in lieu thereof, the following:

“Companion Lease” means (i) each of the eleven lease agreements, between Wells Fargo Bank Northwest, National Association (formerly known as First Security Bank, National Association), as owner trustee (“Owner Trustee”), and Lessee (together with the Operative Documents entered into in connection with, and as defined in, each of such Lease Agreements) pursuant to each of which Owner Trustee has leased to Lessee one Boeing Model 717-200 aircraft, and (ii) each of the two other lease agreements, between Lessor and Lessee (together with the other agreements entered into in connection with each of such Lease Agreements) pursuant to each of which Lessor has leased to Lessee one Boeing Model 767-33AER aircraft.”

(c)           Article 3(b) of the Lease is hereby amended by deleting the existing text thereof in its entirety and inserting in lieu thereof the following:

“(b)         Basic Rent             (i)  Lessee shall pay Lessor Basic Rent for the Aircraft throughout the remainder of the Term in consecutive monthly in advance payments, due and payable on the first day of each calendar month, commencing on October 1, 2004, all as set forth on Schedule 3 hereto (such that on each payment date so listed on such Schedule 3, Lessee shall pay the amount corresponding to such payment as shown on such Schedule).

(ii)           The amounts and periods of Lessee’s liability for Basic Rent during the remainder of the Term shall be as allocated in accordance with Schedule “4” hereto.  Notwithstanding anything to the contrary herein, Lessor and Lessee agree that, irrespective of Lessee’s payment obligations as shown in Schedule “3” hereto, Lessee’s liability for Basic Rent for the use of the Aircraft shall be allocated as stated in Schedule “4” hereto.

(iii)          The allocation of Basic Rent as provided in Article 3(b)(ii), and in Schedule “4” hereto, constitutes a specific allocation of fixed rent within the meaning of Treasury Regulation § 1.467-1(c)(2)(ii)(A), with the effect that, pursuant to Treasury Regulation §§ 1.467-1(d) and 1.467-2, Lessor and Lessee, on any federal income tax returns filed by them (or on any return on which their income is included), shall accrue the amounts of rental income and rental expense, respectively, set forth for each period specified in Schedule “4” hereto as “Rent Allocable for Period From and Including Last Preceding Payment Date To and Excluding Specified Date”, as described therein.

(iv)          Each of Lessee and Lessor agree that, solely for purposes of the Section 467 Regulations, on any federal income tax returns filed by them (or on any return on which their income is included) it will treat the Lease Agreement as two leases with one lease being the Pre-Modification Lease beginning on the first day of the Term ending the day before the Section 467 Effective Date and the other lease being the Post-Modification Lease beginning on the Section 467 Effective Date and ending on the last day of the Term.  The “Section 467 Effective Date” is October 1, 2004.”

3.             AMENDMENTS TO MAINTENANCE PROVISIONS

(a)           The first two paragraphs of Section (i) of Article 5(d) of the Lease are hereby amended by inserting, after the words “Engine Life-Limited Parts Payments,” in each place where they appear, the words “Landing Gear Payments”.

(b)           Section (ii) of Article 5(d) of the Lease is hereby amended by inserting at the end thereof a new paragraph as follows:

“(E)         Landing Gear.  If the Landing Gear undergoes a Landing Gear Overhaul, performed by an Approved Maintenance Performer, Lessor will reimburse Lessee, from the then-existing Landing Gear Payments, for the actual costs incurred by Lessee for such Landing Gear Overhaul.”

(c)           Section (iii) of Article 5(d) of the Lease is hereby amended by inserting, at the end thereof and before the “.”, the following words:

“; provided that, if, coincident with any repairs necessitated by foreign object damage, other repairs or maintenance (reimbursable under this Agreement) are performed, then drawdowns for such other repairs and maintenance shall be permitted”

(d)           Section (iv) of Article 5(d) of the Lease is hereby amended (i) by adding, after the words “Item of Equipment, APU” in each place where they appear, the words “, Landing Gear”, (ii) by adding, after the words “Item of Equipment or APU” in each place where they appear, the words “or the Landing Gear”, (iii) by adding, after the words “ITEM OF EQUIPMENT OR THE APU”, the words “OR THE LANDING GEAR”, (iv) by adding, after the words “ITEM OF EQUIPMENT OR APU”, the words “OR THE LANDING GEAR”, and (v) by deleting at the end thereof the words “MAINTENANCE OF ANY EQUIPMENT” and inserting, in lieu thereof, the words “MAINTENANCE OF ANY ITEM OF EQUIPMENT, THE APU OR THE LANDING GEAR”.

(e)           Section (v) of Article 5(d) of the Lease is hereby amended (i) by adding, after the words “Item of Equipment, APU”, the words “, the Landing Gear”, and (ii) by adding, after the words “Item of Equipment or APU”, the words “or the Landing Gear”.

(f)            Section (v) of Article 5(d) of the Lease is hereby amended by adding, after the words “each Engine”, the words “, the Landing Gear”.

4.             AMENDMENTS TO SCHEDULES

(a)           Schedule “1” to the Lease is hereby amended as set forth in Appendix A hereto.

(b)           The Lease is hereby amended by adding thereto new Schedules 3, 4, and 5, in the forms attached hereto (and as so denominated).

5.             OTHER AMENDMENTS

(a)           Article 14 of the Lease is hereby amended by adding a new provision at the end thereof, as follows:

“Notwithstanding the foregoing, no Event of Default shall be deemed to occur or exist solely as a result of the existence or continuation of Lessee’s bankruptcy case, Bankruptcy Case No. 03-00817, in the United States Bankruptcy Court for the District of Hawaii seeking relief under Chapter 11 of Title 11 of the United States Code.”

(b)           The Tax Indemnification Agreement is hereby amended as set forth in Appendix B hereto.

6.             REPRESENTATIONS AND WARRANTIES

(a)           Lessee represents and warrants to Lessor, on the date this Amendment is executed and delivered by Lessor and Lessee, and on and as of the date hereof and the Effective Date, that:

(i)            Lessee (1) is a corporation duly organized and validly existing in good standing (except to the extent such good standing may be affected solely as a consequence of the Pending Case) under the laws of Hawaii, has full power, authority and legal right to own its properties and to carry on its business as presently conducted and to perform its obligations under the Lease, as amended hereby, and under the other Operative Agreements, (2) holds all licenses, certificates and permits from all governmental authorities necessary for the conduct of its business, and (3) is duly qualified to do business as a corporation in good standing (except to the extent such good standing may be affected solely as a consequence of the Pending Case) in each jurisdiction in which the failure to be so qualified would have a materially adverse effect on Lessee or on its ability to perform its obligations under the Lease, as amended hereby, or under the other Operative Agreements.

(ii)           This Amendment has been duly authorized by all necessary action on the part of Lessee, and neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby nor compliance by Lessee with any of the terms and provisions hereof does or will violate any provision of the articles of incorporation or by-laws of Lessee or any law, rule, regulation, judgment, order or decree of any government or governmental instrumentality or court having jurisdiction over Lessee, or any of its activities or properties, or does or will result in any breach of, or constitute any default under, or result in the creation of any Lien upon any property of Lessee under, any indenture, mortgage, deed of trust, conditional sale contract, loan or credit agreement, or other agreement or instrument to which Lessee is a party or by which Lessee or its properties may be bound or affected.

(iii)          Neither the execution and delivery by Lessee of this Amendment nor the performance by Lessee of any of the transactions contemplated hereby require the consent, approval, order or authorization of, or registration with, or the giving of notice to, the Aeronautics Authority or any other domestic or foreign governmental authority, except for the approvals, authorizations and consents that have heretofore been obtained, including the order of the Bankruptcy Court approving the terms hereof and the transactions contemplated hereby, true and complete copies of which have been delivered to Lessor and Owner Participant.

(iv)          This Amendment has been duly executed and delivered by Trustee for and on behalf of Lessee and, subject to obtaining the order of the Bankruptcy Court contemplated herein, constitutes the legal, valid, binding and enforceable obligation of Lessee (as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally).

(v)           Lessee is a Certificated Air Carrier within the meaning of Section 41102 of Title 49 of the United States Code Annotated, and Lessor is entitled to the benefits and protections of Section 1110 of the Bankruptcy Code (11 U.S.C. Section 1110) in respect of the Lease, as amended hereby, and in respect of the Aircraft leased to Lessee under the Lease, as amended hereby.

(vi)          On and as of the Effective Date, and after giving effect to the terms of that certain Memorandum of Understanding, dated as of September 15, 2004 (the “MOU”), by and between, inter alios, Lessor and Lessee, and the amendments to the Lease and the Companion Leases (as defined herein) being effected as of the date hereof, (i) no Default or Event of Default, under and as defined in the Lease, as amended hereby, has occurred and is continuing, and (ii) no Default (or Event) or Event of Default has occurred and is continuing, under and as defined in any Companion Lease, as such leases are amended pursuant to separate agreements entered into contemporaneously herewith as contemplated in the MOU.

(b)           Lessor represents and warrants to Lessee, on the date this Amendment is executed and delivered by Lessor and Lessee, and on and as of the date hereof and the Effective Date, that:

(i)            Lessor (1) is a corporation duly organized and validly existing in good standing under the laws of Delaware, has full power, authority and legal right to own its properties and to carry on its business as presently conducted and to perform its obligations under the Lease, as amended hereby, and under the other Operative Agreements, (2) holds all licenses, certificates and permits from all governmental authorities necessary for the conduct of its business, and (3) is duly qualified to do business as a corporation in good standing in each jurisdiction in which the failure to be so qualified would have a materially adverse effect on Lessor or on its ability to perform its obligations under the Lease, as amended hereby, or under the other Operative Agreements.

(ii)           This Amendment has been duly authorized by all necessary action on the part of Lessor, and neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby nor compliance by Lessor with any of the terms and provisions hereof does or will violate any provision of the articles of incorporation or by-laws of Lessor or any law, rule, regulation, judgment, order or decree of any government or governmental instrumentality or court having jurisdiction over Lessor, or any of its activities or properties, or does or will result in any breach of, or constitute any default under, or result in the creation of any Lien upon any property of Lessor under, any indenture, mortgage, deed of trust, conditional sale contract, loan or credit agreement, or other agreement or instrument to which Lessor is a party or by which Lessor or any of its properties may be bound or affected.

(iii)          Neither the execution and delivery by Lessor of this Amendment nor the performance by Lessor of any of the transactions contemplated hereby require the consent, approval, order or authorization of, or registration with, or the giving of notice to, the Aeronautics Authority or any other domestic or foreign governmental authority, except for the approvals, authorizations and consents that have heretofore been obtained, including the order of the Bankruptcy Court approving the terms hereof and the transactions contemplated hereby.

(iv)          This Amendment has been duly executed and delivered by Lessor and, subject to obtaining the order of the Bankruptcy Court contemplated herein, constitutes the legal, valid, binding and enforceable obligation of Lessor (as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally).

7.             CONDITIONS PRECEDENT

This Amendment shall become effective, and Lessee will be deemed to have assumed the rights and obligations of and under the Lease, as amended hereby, and of and under the other Operative Agreements, as one or more of such Operative Documents are amended hereby, all as contemplated in the MOU, on the date (the “Effective Date”) that all of the following conditions have been satisfied, to the reasonable satisfaction of Lessor:

(a)           The Bankruptcy Court shall have entered an order, in form and substance satisfactory to Lessor, (i) approving this Amendment and the transactions contemplated hereby, (ii) approving the amendments to each of the Companion Leases, each such amendment dated the date hereof and entered into contemporaneously herewith (each such amendment, a “Lease Amendment”), between Lessee and Lessor (or Owner Participant acting as lessor) and the transactions contemplated thereby, (iii) approving the terms of the MOU and the transactions contemplated thereby, (iv) confirming and effectuating the assumption by Lessee of the Lease, as amended by this Amendment, and (v) confirming and effectuating the assumption by Lessee of each of the Companion Leases, each as amended by the applicable Lease Amendment; and such order shall not have been reversed, stayed, modified or amended;

(b)           Lessor shall have received satisfactory legal opinions from FAA counsel, and California and Hawaii counsel as to the matters referred to in paragraphs (a)(i) through (a)(v) of Section 6 above (or, if the matters referred to in paragraphs (a)(i) through (a)(iii) are covered, to Lessor’s reasonable satisfaction, in the Bankruptcy Court order described above, such opinion shall address only the matters referred to in paragraphs (a)(iv) and (a)(v)), and in paragraph (l) of Section 10 below, and as to such other matters as Lessor may reasonably request;

(c)           Lessee shall have paid the amount, constituting an addition to the existing Security Deposit, that when added to the amounts currently held as the Security Deposit will increase such amounts to the total required under and pursuant to paragraph 4 of Schedule “1” to the Lease, as amended hereby.;

(d)           All of Lessee’s representations and warranties set forth in Section 6 hereof and in Section 9 of the MOU shall be true and correct;

(e)           All conditions precedent to the effectiveness of each of the Lease Amendments shall have been fulfilled and each of such Lease Amendments same shall be in full force and effect; and

(f)            All of the events described in Section 8 of the MOU shall have occurred.

If the conditions set forth in the foregoing clauses (a) through (f) are not satisfied to the reasonable satisfaction of Lessor, on or before September 30, 2004, this Amendment shall become null and void.

8.             LEASE ASSUMED, RATIFIED AND CONFIRMED

On and after the Effective Date of this Amendment, (i) each reference in the Lease to “this Lease”, “hereunder”, “hereof”, or words of like import referring to the Lease shall be deemed to mean, and be a reference to, the Lease as amended by this Amendment, (ii) the Lease, as amended hereby, shall be deemed to be ratified and confirmed in all respects and in full force and effect, and (iii) the Lease shall be deemed to be, and shall be (pursuant to the order of the Bankruptcy Court described in paragraph (a) of Section 7 hereof) assumed for all purposes by Lessee, all as contemplated in the MOU.

9.             MUTUAL RELEASES

Lessor and Lessee have also agreed, as set forth in Section 6 of the MOU (as defined in Section 6(a)(vi) hereof), to release certain claims in connection with (i) the execution and delivery of this Amendment, and of the amendments to the Companion Leases, and the assumption by Lessee of the Lease and the Companion Leases, and (ii) the other matters described in the MOU; and each of Lessor and Lessee acknowledges that such releases of claims constitute an integral part of the consideration between Lessor and Lessee to enter into this Amendment.

10.          MISCELLANEOUS

(a)           No provision of this Amendment may be modified, amended or supplemented, or waived, released or discharged, except in a writing signed by Lessor and Lessee and specifying the provision intended to be modified, amended, supplemented, waived, released or discharged.

(b)           All notices, requests, demands, authorizations, directions, consents, waivers and other communications relating to this Amendment shall be made, given, furnished, or filed, and shall become effective, in the manner prescribed in Article 17(b) of the Lease.

(c)           If any provision of this Amendment shall be invalid, inoperative or unenforceable as applied in any particular case in any jurisdiction because it conflicts with any other provision hereof or any constitution or statute or rule or public policy, or for any other reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or in any other jurisdiction or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatever.  The parties agree that they shall promptly replace any invalid, inoperative or unenforceable provision with a valid, operative and enforceable provision.

(d)           The headings of the sections and clauses of this Amendment are inserted for convenience only and shall not affect the interpretation hereof.

(e)           This Amendment shall be binding upon, and shall inure to the benefit of and shall be enforceable by, the parties hereto and their respective permitted successors and assigns; and for purposes of determining permitted successors and assigns, the terms of the Lease shall govern and control.

(f)            The failure of any party hereto to exercise any right, power, or remedy provided under this Amendment or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

(g)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Delivery of an executed signature page of this Amendment by facsimile or e-mail shall be as effective as delivery of a manually executed signature page of this Amendment.  Any party hereto delivering an executed counterpart of this Amendment by facsimile shall also deliver an originally executed counterpart but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect hereof.

(h)           This Amendment shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third-party beneficiary hereof.

(i)            The specific terms of the Lease that are amended and supplemented by this Amendment, shall be subject to the confidentiality restrictions set forth in Section 23 of the MOU.  Notwithstanding the foregoing, each party hereto acknowledges and agrees that the terms of this Amendment may be summarized in the Subject Motion and in the Plan and the Disclosure Statement accompanying the Plan (as such terms are defined in the MOU).

(j)            All of the Appendices and Schedules attached to this Amendment are by this reference incorporated herein and made a part of this Amendment as though, and with the same force and effect as if, fully set forth herein.

(k)           This Amendment shall in all respects be governed by, and construed in accordance with, the internal laws of the State of California, United States of America (without regard to any conflict of laws rule that might result in the application of the laws of any other jurisdiction), including all matters of construction, validity and performance.

(l)            Lessee shall cause this Amendment, so far as required or permitted by applicable law or regulation, to be kept, filed, registered and recorded at all times in accordance with Article 12 of the Lease and any other applicable provisions of the Operative Agreements.

(m)          This Amendment constitutes, on and as of the date hereof, the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof, and supersedes all prior or contemporaneous understandings and agreements, whether written or oral, between or among any of the parties hereto with respect to the subject matter hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers or representatives as of the date first written above.

BCC EQUIPMENT LEASING CORPORATION,
as Lessor

By:	/s/ John A. Catron

Title:

HAWAIIAN AIRLINES, INC., as Lessee

By:	/s/ Joshua Gotbaum

Title:	Trustee

APPENDIX A

Intentionally omitted as containing confidential information, which has been filed separately with the Securities and Exchange Commission.

APPENDIX B

Intentionally omitted as containing confidential information, which has been filed separately with the Securities and Exchange Commission.

SCHEDULE 3

Intentionally omitted as containing confidential information, which has been filed separately with the Securities and Exchange Commission.

SCHEDULE 4

Intentionally omitted as containing confidential information, which has been filed separately with the Securities and Exchange Commission.

SCHEDULE 5

Intentionally omitted as containing confidential information, which has been filed separately with the Securities and Exchange Commission.